                                                                                                                                                          Exhibit 99.3

web - newtreasury/main - Microsoft Internet Explorer

File Edit View Favorites Tools Help

Address http://rfmdweb/pview/portalview.asp?appcode=web%20-%20newtreasury&sectioncode=main

RF
MICRO-DEVICES
TREASURY

<< Home >>

SubPages

- Insider Trading
- Option Education
- Option Exchange Program
- Stock Option Forms
- Stock Option Plan Documents
- Stock Purchase Plan (ESPP)

Change Notification

Sign Up to receive email

RFMD Last 4.96, CHG -0.23 As Of 6/27/2005

Welcome to the Treasury Department Web Site

RFMD strongly recommends that you seek professional tax advice before exercising and selling options.

Page Links

- Treasury Department Contact Information
- Trancentive Express Desktop Software
  You must disable pop-up blockers to access the software

What's New

Done Local intranet

start web - newtreasury/m... 4:16 PM